      As filed with the Securities and Exchange Commission on March 8, 2000
                                                 Registration No. 333-__________
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  --------------

                                    FORM S-8
                              REGISTRATION STATEMENT
                                      UNDER
                             THE SECURITIES ACT OF 1933

                                  --------------

                               PEPSIAMERICAS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                         ###-##-####
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                            3800 DAIN RAUSCHER PLAZA
                              60 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 661-3830

          (Address, including Zip Code, of Principal Executive Offices)

                                 --------------

                               PEPSIAMERICAS, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)

                                 --------------

        JOHN F. BIERBAUM                         COPIES TO:
        Chief Financial Officer                  BRIAN D. WENGER, ESQ.
        PepsiAmericas, Inc.                      CHRISTOPHER C. CLEVELAND, ESQ.
        3800 Dain Rauscher Plaza                 BRETT D. ANDERSON, ESQ.
        60 South Sixth Street                    Briggs and Morgan
        Minneapolis, Minnesota 55402             Professional Association
        (612) 661-3830                           2400 IDS Center
        (Name, Address, including Zip Code,      80 South Eighth Street
        and Telephone Number, including Area     Minneapolis, Minnesota 55402
        Code, of Agent for Service)              (612) 334-8400

                                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                              PROPOSED         PROPOSED
                                                             AMOUNT TO        MAXIMUM           MAXIMUM         AMOUNT OF
                                                                 BE        OFFERING PRICE      AGGREGATE      REGISTRATION
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED(1)    PER SHARE(2)     OFFERING PRICE       FEE
--------------------------------------------------------------------------------------------------------------------------
PEPSIAMERICAS, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
  Class B Common Stock (par value $0.01 per share)......     2,000,000         $3.375          $6,750,000        $1,782
==========================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Class B Common Stock which become issuable under the PepsiAmericas, Inc. 2000 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Class B Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) and based upon the average of the high and low prices for such stock on March 6, 2000, as reported by the New York Stock Exchange.
-------------------------------------------------------------------------------
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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

         - Transition Report on Form 10-K for the transition period ended December 31, 1998;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 (as amended), June 30, 1999, and September 30, 1999;

         - Description of our common stock contained in our Registration Statement on Form S-1 (No. 33-94620) (as amended);

         - Current Reports on Form 8-K filed on June 28, 1999, July 15, 1999, and October 26, 1999; and

         - Definitive Schedule 14A Proxy Statements filed on January 19, 1999 (annual meeting) and September 7, 1999 (special meeting).

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or threatened to be made a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

         As permitted by the DGCL, the registrant's Certificate of Incorporation limits the personal liability of a director of the registrant for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends, stock purchases or redemptions pursuant to
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         Under provisions contained in the registrant's Certificate of Incorporation and Bylaws, the registrant will indemnify any director, trustee, officer, employee or agent of the registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant). Indemnification will be provided if the action, suit or proceeding arose by reason of the fact that a director, trustee, officer, employee or agent of the registrant is or was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification will be provided against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the registrant. Indemnification will be allowed with respect to any criminal action or proceeding if the director, trustee, officer, employee, or agent involved had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the registrant. With respect to any criminal action or proceeding, termination by one of the above dispositions shall not, of itself, create a presumption that the person involved had reasonable cause to believe that his conduct was unlawful.

         The registrant shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was a director, trustee, officer, employee or agent of the registrant. This includes situations where such person involved was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Under these circumstances, the registrant shall indemnify such director, trustee, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant. No indemnification will be made by the registrant for any claim, issue or matter as to which such director, trustee, officer, employee or agent shall have been adjudged to be liable to the registrant. However, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought may determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, trustee, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         To the extent that any director, trustee, officer, employee or agent referred to above, has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter described above, the registrant will indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Any indemnification will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. This determination will be made at the option of the person seeking indemnification, by one of the following:
(a) by the Board of Directors by a majority vote of directors who are not parties to such action, suit or proceedings, or (b) by independent legal counsel selected by the person seeking indemnification from a specific list of law firms or which are otherwise reasonably acceptable to the registrant, in a written opinion, or (c) if agreed upon by the registrant, by the shareholders. In making such determination, the person seeking indemnification shall be presumed to have met the applicable standard of conduct set forth in the Bylaws, which presumption may be rebutted with evidence to the contrary. This determination shall be made by the Board of Directors or independent legal counsel, as the case may be, as promptly as possible after submission to the Board of Directors or legal counsel, and, to the extent possible, within 30 days of such submission. A determination made in accordance with the Bylaws shall not be deemed to affect any right to judicial review of such determination that a person seeking indemnification may have under applicable law.

         Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant under its indemnification policies described in Article Tenth of the Certificate of Incorporation. The registrant may pay such expenses incurred by its other employees and agents upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         The indemnification and advancement of expenses provided by, or granted pursuant to, Article Tenth of the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office.

         The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director or officer of the registrant and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Expenses incurred by a present or former officer or director in defending a civil or criminal action, suit, investigation or administrative matter ("Indemnifiable Events") in which such person is named as a party, subject or witness, or brought against such person, by reason of his serving or acting, or having served or acted as a director or officer, or arising or allegedly arising, directly or indirectly, out of any act, omission, occurrence or event involving such person, shall be paid by the registrant in advance of the final disposition or completion of such Indemnifiable Event upon the written request of such person and compliance with the other requirements of the Bylaws. A person requesting payments under the Bylaws shall be required to execute an undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant and furnish or file with the registrant any other document required by law. Unless required by law, such undertaking need not be secured. After receipt by the registrant of such executed undertaking and any other documents required by law, payment shall be made by the registrant promptly after receipt by it of a reasonably detailed invoice for any such expenses, certified by the person seeking reimbursement or the payment of the invoice, to the effect that such expense was actually incurred by him in connection with his defense of a claim for which indemnification could be sought under the Bylaws. It is the intent of the registrant that the provisions of the Bylaws be mandatory in operation and not subject to the discretion of the registrant. Further, fees and expenses shall be recoverable from the registrant by any person adjudged or determined to be entitled to indemnity under the Bylaws, if such fees and expenses are incurred in order to enforce the Bylaws with respect to advancement of expenses or indemnification.

         The rights to indemnification and to the advancement or reimbursement of expenses under the Bylaws (i) are and shall be contract rights based upon good and valuable consideration, pursuant to which the persons in favor of whom such rights are created may sue as if the provisions of the bylaws were set forth in a separate written contract or contracts between such persons and the registrant, and (ii) shall continue and remain available and enforceable, after any revocation or restricted modification thereof, as to Indemnifiable Events occurring or having occurred prior to such revocation or modification. To the extent that any amendment to the Bylaws establishes specific procedures relating to indemnification and advancement of expenses or grants additional rights to persons covered thereunder, such procedures and additional rights shall only be applicable with respect to Indemnifiable Events relating to events or actions or omissions by such persons in their capacity as director, officer, employee or agent of the registrant, in each case occurring after the date of such amendment. The bylaws are intended to grant indemnification to persons covered hereby only to the maximum extent permitted by applicable law.

         The DGCL authorizes the purchase of indemnification insurance by the registrant. The registrant currently maintains a policy insuring its directors and officers against liabilities which may be incurred by such persons acting in such capacities. The registrant has also agreed to maintain, until October 15, 2005, and to the extent commercially available, a directors, officers and company liability policy with respect to claims arising from facts or events that have occurred or occur prior to, simultaneously with or after the acquisition of Delta and Dakota.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number     Description
-------    -----------
5          Opinion of Briggs and Morgan, Professional Association.

23.1       Consent of Briggs and Morgan, Professional Association
           (included in Exhibit 5).

23.2       Consent of Independent Public Accountants.

23.3       Independent Accountants' Consent.

23.4       Consent of Independent Public Accountants.

23.5       Consent of Independent Public Accountants.

24         Powers of Attorney (included on signature page to the Registration
           Statement).

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 8th day of March, 2000.

                                       PepsiAmericas, Inc.

                                       By /s/ ROBERT C. POHLAD
                                          ------------------------------------
                                          Robert C. Pohlad
                                          Chief Executive Officer
                                          and Chairman of the Board

                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Pohlad and John F. Bierbaum as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

       Signature                        Title                           Date
       ---------                        -----                           ----
/s/ ROBERT C. POHLAD          Chief Executive Officer and         March 8, 2000
---------------------------   Chairman of the Board (Principal
Robert C. Pohlad              Executive Officer)

/s/ JOHN F. BIERBAUM          Cheif Financial Officer(Principal   March 8, 2000
---------------------------   Financial and Accounting Officer)
 John F. Bierbaum

/s/ CHRISTOPHER C. CLOUSER    Director                            March 8, 2000
---------------------------
Christopher C. Clouser

/s/ PHILIP N. HUGHES          Director                            March 8, 2000
---------------------------
Philip N. Hughes

/s/ DIEGO SUAREZ, JR.         Director                            March 8, 2000
---------------------------
Diego Suarez, Jr.


                                      II-6

/s/ BASIL K. VASILIOU         Director                            March 8, 2000
---------------------------
Basil K. Vasilou

/s/ MICHAEL D. WHITE          Director                            March 8, 2000
---------------------------
Michael D. White

/s/ JOHN F. WOODHEAD           Director                           March 8, 2000
---------------------------
John F. Woodhead

/s/ RAYMOND W. ZEHR, JR.       Director                           March 8, 2000
---------------------------
Raymond W. Zehr, Jr.


                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           -----------
5                 Opinion of Briggs and Morgan, Professional Association.

23.1              Consent of Briggs and Morgan, Professional Association
                  (included in Exhibit 5).

23.2              Consent of Independent Public Accountants.

23.3              Independent Accountants' Consent.

23.4              Consent of Independent Public Accountants.

23.5              Consent of Independent Public Accountants.

24 Powers of Attorney (included on signature page to the Registration Statement).